Exhibit 99.3

January 17, 2012

Paul Dudek, Esq.

Chief

Office of International Corporate Finance

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	China Auto Rental Inc. (the “Company”)
Representation Letter Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

Dear Mr. Dudek:

On January 17, 2012, the Company filed a registration statement on Form F-1 (the “Registration Statement”) relating to its proposed initial public offering. Pursuant to the waiver request submitted by our U.S. legal counsel, Kirkland & Ellis, to the Securities and Exchange Commission on December 22, 2011 with respect to the requirement that the Registration Statement contain audited financial statements not older than 12 months, the Company hereby represents in accordance with Instruction 2 to Item 8.A.4 of Form 20-F:

1.               The Company is not required to include in its Registration Statement the audited financial statements as of a date not older than 12 months in any other jurisdiction outside the United States, including the Cayman Islands; and

2.               Complying with this requirement would be impracticable, as the Company’s audited financial statements for the year ended December 31, 2011 will not be available until March 2012 and accelerating the preparation thereof would involve undue hardship.

In accordance with Instruction 2 to Item 8.A.4 of Form 20-F, this representation letter has been filed as an exhibit to the Registration Statement.

Thank you for your time and attention.

China Auto Rental Inc.

/s/ Charles Zhengyao Lu
Charles Zhengyao Lu
Chairman and Chief Executive Officer